Exhibit 5.1

Evotec AG Schnackenburgallee 114 22525 Hamburg Germany		HAMBURG
Alsterarkaden 27 20354 Hamburg Postfach 30 52 70 20316 Hamburg
	T +	49 40 36 90 60
	Direkt T +	49 40 36 90 61 61
	F +	49 40 36 90 61 55
	Direkt F +	49 40 36 90 63 8192
	E	christoph.seibt@freshfields.com
	W	freshfieldsbruckhaus deringer.com
	DOK NR	DAC3185777/4
	UNSER ZEICHEN	65Se 116189-0063
IHR ZEICHEN

May 6, 2008

Evotec AG – Issuance of 3,025,305 ordinary no par value shares

Ladies and Gentlemen

We have acted as legal advisers to Evotec Aktiengesellschaft, Hamburg, a German Stock Corporation (the “Company”), as to matters of German law in connection with the issuance by the Company of ordinary no par value bearer shares of the Company, each representing a notional amount of €1.00 of the Company’s share capital, (the “Shares”) in connection with the merger of SHAPE ACQUISITION SUB, INC., a Delaware Corporation and a wholly owned subsidiary of the Company (“Sub”), with and into Renovis, Inc., a Delaware Corporation (“Renovis”), pursuant to the terms of the Agreement and Plan of Merger dated as of September 18, 2007, as amended, (the “Merger Agreement”), by and between the Company and Renovis. The Shares will be represented by American Depositary Shares (“ADSs”) and the ADSs will be represented by American Depositary Receipts (“ADRs”). The ADRs will be issued pursuant to a deposit agreement among the Company, JPMorgan Chase Bank, N.A., as depositary, and all holders from time to time of ADRs issued thereunder. According to the Merger Agreement the Company has assumed certain equity incentive and stock option plans of Renovis, claims from which are now to be met through an aggregate of up to 3,025,305 Shares (that may be delivered in the form of the ADSs representing the right to receive such Shares) (the “Option Shares”). We have been informed that the Option Shares will be registered with the Securities and Exchange Commission (the “SEC”) through a registration statement on Form S-8 (the “Registration Statement”).

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Documents Reviewed

1.	For the purposes of rendering this legal opinion, we have examined the following documents (together, the “Opinion Documents”)

(a)	a copy of the Articles of Association (Satzung) of the Company in a version dated August 15, 2007;

(b)	a copy of the minutes of the annual shareholders’ meetings of the Company held on May 30, 2007, setting forth, inter alia, the resolution passed by the shareholders’ meeting authorizing the management board (Vorstand, “Management Board”) of the Company to increase, with the approval of the supervisory board (Aufsichtsrat, “Supervisory Board”), in one or more transactions at any time through May 29, 2012, the Company’s share capital by up to €36,849,564.00 by issuing new shares against cash or non-cash consideration pursuant to sections 202 et seq. of the German Stock Corporation Act (Aktiengesetz) (“Authorized Capital”);

(c)	a copy of the resolution passed by the Management Board on May 1, 2008, to increase the stated share capital of the Company by issuing the Shares from the Authorized Capital of the Company to the exclusion of pre-emptive rights of shareholders (the “Management Board Resolution”);

(d)	a copy of the resolution passed by the Supervisory Board on May 2, 2008, to agree to and approve the Management Board Resolution (the “Supervisory Board Resolution”);

(e)	a copy of the contribution agreement entered into by and among JPMorgan Chase Bank, N.A., New York, USA (“JPMorgan”), and Evotec AG assigning and transferring ownership and legal title of all 1,000 issued and outstanding shares in Renovis Inc. from JPMorgan to Evotec AG (the “Contribution Agreement”);

(f)	a copy of the subscription certificate (Zeichnungsscheine) for the subscription of the Shares by JPMorgan dated May 5, 2008 (the “Subscription Certificate”);

(g)	an electronic excerpt from the commercial register at the local court in Hamburg (Amtsgericht Hamburg) relating to the Company, docket no. HRB 68223, dated May 6, 2008 (“Register Excerpt”);

(h)	a copy of the global share certificate (Globalaktie) representing 34,970,268 ordinary no par value bearer shares of the Company, each representing a notional amount of €1.00 of the Company’s share capital; and

(i)	any such other documents, declarations, certificates and other papers as we have deemed necessary as a basis for the opinions expressed herein.

Assumptions

2.	In considering the Opinion Documents and rendering this opinion we have assumed without further inquiry:

(a)	the conformity of all copies of documents supplied to us with the relevant originals and the authenticity and completeness of all documents submitted to us whether as originals or as copies;

(b)	that all signatures on Opinion Documents are genuine signatures of those individuals from whom they purport to stem;

(c)	that Opinion Documents examined by us in draft form have been or, as the case may be, will be executed in the form of the draft examined by us;

(d)	that the Register Excerpt is accurate and complete as of its date and that no changes to the facts related therein have occurred between its date and the date hereof;

(e)	the correctness and completeness of all factual matters expressed in the Opinion Documents;

(f)	that the validity of the shareholder resolution referred to under 1(b) above is not affected by any circumstance not apparent from the face of the Opinion Document referred to under 1(b);

(g)	that the Management Board Resolution and the Supervisory Board Resolution referred to under 1(c) and 1(d) above have not been altered or revoked by any other resolution of the Management Board or the Supervisory Board.

Laws Considered

3.	The undersigned is admitted to the bar in Hamburg, Germany, and licensed as attorney in Germany. This opinion is, therefore, limited to matters of German law as presently in effect (including the law of the European Union). We have not investigated and do not express or imply an opinion with respect to the laws of any other jurisdiction.

Opinion Statement

4.	Based upon and subject to the foregoing and the qualifications set out below, we are of the opinion that the Option Shares are duly authorized and validly issued, fully paid and non-assessable.

In this opinion, concepts of German law are addressed in the English language and not in the original German terms, which may differ in their exact legal meaning. This opinion may only be relied upon under the express condition that this opinion and any issues of interpretation arising hereunder are exclusively governed by German law.

This opinion speaks as of its date only, and we do not assume any obligation to update this opinion or to inform you of any changes to any of the facts or laws of other matters referred to herein. This opinion is rendered solely in connection with the Registration Statement. This opinion may not, without our prior written consent, be disclosed, quoted, referred to in any other matter or context whatsoever, save that this opinion may be used as required by law. However, we consent to the filing of this opinion as an exhibit to the Registration Statement. By giving this consent, we neither claim nor admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations issued thereunder.

Very truly yours

/s/  Prof. Dr. Christoph H. Seibt

Prof. Dr. Christoph H. Seibt

- Rechtsanwalt -